Contacts:
Investors:	MEDIA CONTACT:
EVC Group, Inc.	EVC Group, Inc.
Doug Sherk/Stacey Fisher	Steve DiMattia
(415) 896-6820	(646) 277-8706
KITTY HAWK INC. REPORTS FINANCIAL RESULTS
FOR FOURTH QUARTER AND FULL YEAR 2005
Scheduled LTL Service Continues to Provide Outstanding Service to Customers
DALLAS, March 20, 2006—Kitty Hawk, Inc. (AMEX:KHK), the parent company of Kitty Hawk Cargo, Inc. and Kitty Hawk Aircargo, Inc., today reported fourth quarter 2005 revenue of $45.9 million, an increase of $1.5 million compared to fourth quarter 2004. Due largely to the investment in the Company’s scheduled airport-to-airport less than truckload (LTL) deferred freight network, a $1.3 million write down in the value of the Company’s Boeing 727-200 aircraft parts and supplies and a $1.1 million increase in its reserve for surplus Boeing 727-200 aircraft parts and supplies, Kitty Hawk generated a net loss allocable to common stockholders for the fourth quarter of 2005 of $4.1 million, or a loss of $0.08 per diluted common share. For the fourth quarter of 2004, Kitty Hawk reported net income of $5.4 million or $0.11 per diluted share, which included the reversal of $4.7 million of aircraft maintenance expenses.
“The fourth quarter of 2005 was one of the most significant quarterly periods in Kitty Hawk’s operating history,” said Robert W. Zoller, President and CEO. “During the fourth quarter, we launched our new scheduled airport-to-airport LTL ground network, significantly improved our balance sheet and began to realize the efficiencies from the completed integration of our Boeing 737-300SF cargo aircraft into the Kitty Hawk fleet. In addition, we strengthened our management team and positioned the Company for growth in 2006. As of March 1, we are providing expedited air cargo service to 57 North American markets and scheduled LTL ground service to 46 North American markets, including numerous international freight gateways. Today Kitty Hawk is the only independent combined air and ground heavy weight freight network on the continent.
“We have been very encouraged by the outstanding service levels of our new scheduled airport-to-airport LTL network,” said Mr. Zoller. From our start-up on October 31, 2005 through February 28, 2006, we have grown our ground network customer base to more than 150 customers and achieved an impressive on-time performance to the customer of 94.2% with a completion factor of 99.99% and loss damage ratio of 0.00002%.”
“The successful start up of the scheduled airport-to-airport LTL ground service, the higher lease costs of the fuel-efficient Boeing 737-300SF’s and higher maintenance costs contributed to the net loss for the fourth quarter,” said James R. Kupferschmid, Vice President and Chief Financial Officer. “We finished the fourth quarter with $26.6 million in cash and have availability on our line of credit of more than $6.5 million,” Mr. Kupferschmid added.
Financial Results
For the full year 2005 Kitty Hawk reported $156.7 million in revenue, compared to $158.5 million for the full year 2004. The Company reported a net loss allocable to common stockholders of $8.8 million, or a loss of $0.17 per diluted common share for the full year 2005, compared to net income of $6.5 million, or $0.12 per diluted share for the full year 2004.
Scheduled freight revenue for the fourth quarter of 2005 was $43.9 million, an increase of $857,000 compared to the fourth quarter 2004. Scheduled freight revenue for the full year 2005 was $151.9 million, compared to $154.0 million for the full year in 2004.
Fourth quarter 2005 system chargeable weight (accounting for associated oversize and special handling requirements) was unchanged as compared with the fourth quarter of 2004 and average yield (revenue per unit of chargeable weight) increased 2.0% over the fourth quarter of 2004. Full year 2005 system chargeable weight decreased 8.7% and average yield increased 8.0% over the full year 2004.
The decrease in chargeable weight was due to reduced demand for the Company’s expedited air freight services, which was primarily attributable to higher prices charged as a result of higher aircraft fuel costs. The yield increase was primarily due to an increase in the fuel surcharge, the implementation of a security surcharge and a revised pricing structure implemented at the beginning of 2005. The yield increase was partially offset by competitive pricing pressures and a higher proportion of Kitty Hawk’s chargeable weight during the fourth quarter 2005 from lower yielding markets and lower yielding services, including the Company’s new LTL ground network.
During 2004 and 2005, the Company incurred $1.9 million and $3.7 million respectively in one-time costs, including induction expenses and capital expenditures, to integrate the Boeing 737-300SF cargo aircraft into the current fleet and operations. The Company does not anticipate incurring additional Boeing 737-300SF cargo aircraft induction costs during 2006. As of December 31, 2005, the Company operated seven Boeing 737-300SF cargo aircraft under operating leases, five owned Boeing 727-200 cargo aircraft and five Boeing 727-200 cargo aircraft available under an aircraft and engine use agreement.
2006 Outlook
Due to the seasonality of the business and continued investment in the scheduled airport-to-airport LTL ground network, the Company expects a net loss in the first quarter of 2006 that will exceed the fourth quarter 2005 net loss. During the first two quarters of 2006, the Company expects its transportation and freight handling expenses to continue to increase from the fourth quarter 2005 level due to the Company’s continued investment in its scheduled airport-to-airport LTL ground network. In addition, the

Company expects its capital expenditures for the full year 2006 to approximately match its historical annual rate of approximately $3 million.
“We are already seeing signs that our investment in the scheduled airport-to-airport LTL ground network, as well as our continued strong air cargo service, is increasing our revenue base and positioning us as a more valuable resource for our freight forwarder customers in North America and as a strategic partner for international air carriers at U.S. gateways,” said Mr. Zoller. “As a result, we expect to expand our revenues as 2006 progresses and believe we are positioned over the long term for profitable growth in a high aircraft fuel cost operating environment.”
Conference Call Information
Management will host a conference call tomorrow morning, March 21, 2006, at 9:30 AM Central time to review the financial results. To access the call, dial 800-240-2430, or 303-262-2131 for international callers. To listen to the live web cast go to: www.kittyhawkcompanies.com in the Investor Relations area of the web site. A replay of the conference call will be available approximately one hour after the call’s conclusion and through midnight ET March 28, 2006 by dialing 800-405-2236 or 303-590-3000 for international callers and entering the following pass code:11055935. followed by the pound sign.
About Kitty Hawk, Inc.
www.kittyhawkcompanies.com
As a recognized leader in customer service, Kitty Hawk is the premier provider of guaranteed, mission-critical, scheduled overnight air and beginning October 31, 2005 of scheduled time-definite airport-to-airport less-than-truckload (LTL) ground freight transportation to major business centers and surrounding communities throughout North America, including, Alaska, Hawaii, Toronto, Canada, and San Juan, Puerto Rico. With more than 30 years experience in the aviation and air freight industries, Kitty Hawk plays a key connecting role in the global supply chain. Kitty Hawk serves the logistics needs of more than 550 freight forwarders, integrated carriers, logistics companies and major airlines with its extensive integrated air and ground network, fleet of Boeing 737-300SF and 727 cargo aircraft, as well as a 239,000 square-foot cargo warehouse, US Customs clearance and sort facility at its Fort Wayne, Indiana hub. In 2005, Kitty Hawk became the North American launch customer for the fuel-efficient and environmentally-friendly Boeing 737-300SF cargo aircraft. Kitty Hawk’s air and ground cargo networks and award-winning, guaranteed overnight time-definite service are ideal for heavy-weight shipments (over 150 lbs), special goods with unique dimensions, perishables, animals and other valuable shipments.
Statement under the Private Securities Litigation Reform Act:
This report may contain forward-looking statements that are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or future financial and operating performance and involve known and unknown risks and uncertainties that may cause actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “forecast,” “may,” “will,” “could,” “should,” “expect,” “intends,” “plan,” “believe,” “potential” or other similar words indicating future events or contingencies. Some of the things that could cause actual results to differ from expectations are: economic conditions; the impact of high fuel prices; our inability to successfully implement and operate our expanded scheduled airport-to-airport less than truckload deferred freight network; failure of key suppliers and vendors to perform; our inability to attract sufficient customers at economical prices for our expanded ground network; unforeseen increases in liquidity and working capital requirements related to our expanded ground network; potential competitive responses from other operators of nationwide coast-to-coast less than truckload networks; the continued impact of terrorist attacks, global instability and potential U.S. military involvement; the Company’s significant lease obligations and indebtedness; the competitive environment and other trends in the Company’s industry; changes in laws and regulations; changes in the Company’s operating costs including fuel; changes in the Company’s business plans; interest rates and the availability of financing; liability and other claims asserted against the Company; labor disputes; the Company’s ability to attract and retain qualified personnel; inflation. For a discussion of these and other risk factors, see the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. The Company operates in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on the Company’s business or events described in any forward-looking statements. The Company disclaims any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results.
(Tables to follow)

KITTY HAWK, INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS

	Quarter ended December 31,		Year ended December 31,
	2005	2004	2005	2004
	(in thousands)
Revenue:
Scheduled freight	$43,882	$43,025	$151,910	$154,016
ACMI	717	612	1,649	2,449
Miscellaneous	1,268	741	3,078	2,032

Total revenue	45,867	44,378	156,637	158,497
Cost of revenue:
Flight expense	8,826	6,399	30,241	27,924
Transportation expense	6,880	4,100	17,106	14,603
Aircraft fuel expense	15,597	13,657	54,656	45,838
Aircraft maintenance expense	5,936	(1,576)	14,207	7,047
Freight handling expense	7,438	7,121	26,715	27,705
Depreciation and amortization	902	801	3,693	3,091
Operating overhead expense	2,172	2,388	11,146	10,809

Total cost of revenue	47,751	32,890	157,764	137,017

Gross profit (loss)	(1,884)	11,488	(1,127)	21,480
General and administrative expense	2,078	2,986	8,052	11,073

Operating income (loss)	(3,962)	8,502	(9,179)	10,407
Other (income) expense:
Interest expense	78	93	287	333
Other income	(206)	(327)	(956)	(426)

Total other income	(128)	(234)	(669)	(93)

Income (loss) before income taxes	(3,834)	8,736	(8,510)	10,500
Income tax expense	—	3,326	—	3,970

Net income (loss)	$(3,834)	$5,410	$(8,510)	$6,530

Preferred stock dividends, including beneficial conversion feature	313	—	313	—

Net income (loss) allocable to common stockholders	$(4,147)	$5,410	$(8,823)	$6,530

Basic income (loss) per share	$(0.08)	$0.11	$(0.17)	$0.13

Diluted income (loss) per share	$(0.08)	$0.11	$(0.17)	$0.12

Weighted average basic common shares outstanding	51,582,032	51,051,788	51,447,898	50,779,179

Weighted average diluted common shares outstanding	51,582,032	53,889,260	51,447,898	53,767,124

KITTY HAWK, INC. AND SUBSIDIARIES
BALANCE SHEET

	December 31, 2005	December 31, 2004
Cash and cash equivalents	$26,650	$16,284
Total assets	56,934	49,070
Notes payable and long-term obligations	2,305	2,755
Stockholders’ equity	$27,407	$34,116